Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER PROPERTIES REPORTS FIRST QUARTER 2016 RESULTS

Normalized FFO of $0.25 Per Diluted Share

Core Operating Property Portfolio at 94.7% Occupancy

Company Raised 2016 Full-Year Normalized FFO Guidance

VIRGINIA BEACH, VA, May 3, 2016 – Armada Hoffler Properties, Inc. (NYSE: AHH) today announced its results for the quarter ended March 31, 2016.

Highlights include:

•                  Normalized Funds From Operations (“FFO”) of $11.6 million, or $0.25 per diluted share, for the quarter ended March 31, 2016 compared to Normalized FFO of $7.4 million, or $0.19 per diluted share, for the quarter ended March 31, 2015.

•                  FFO of $8.4 million, or $0.18 per diluted share, for the quarter ended March 31, 2016 compared to FFO of $6.8 million, or $0.17 per diluted share, for the quarter ended March 31, 2015.

•                  Same Store Net Operating Income (“NOI”) for the quarter ended March 31, 2016 up 2.2% on a GAAP basis and 3.8% on a cash basis compared to the quarter ended March 31, 2015.

•                  Core operating property portfolio occupancy at 94.7% compared to 95.6% as of March 31, 2015.

•                  Completed the sale of the Richmond Tower office building for $78 million and reinvested the net proceeds, along with the net proceeds from the fourth quarter 2015 sale of the Oceaneering International building, into a $170.5 million retail property portfolio totaling 1.1 million square feet across 11 assets.  The Company recognized a gain on the Richmond Tower sale of $26 million in the first quarter of 2016.

•                  Entered into a joint venture agreement as a minority partner to develop One City Center, a mixed-use project located in Durham, North Carolina.  Upon completion, the Company will exit the joint venture and retain ownership of 150,000 square feet of retail and office space anchored by a 55,000 square foot lease with Duke University.

•                  Increased the borrowing capacity on the Company’s unsecured credit facility to $250 million.

•                  Declared a cash dividend of $0.18 per common share for the first quarter of 2016, representing a 5.9% increase over the prior quarter’s cash dividend.

•                  After the end of the quarter, the Company:

•                  Completed the acquisition of Southgate Square, a 220,000 square foot retail center adjacent to Southpark Mall in Colonial Heights, Virginia, for a combination of $21.1 million of debt and 1,575,185 Operating Partnership units.

•                  Agreed to invest $42.0 million in The Residences at Annapolis Junction Town Center, located approximately two miles from Fort Meade, with options to acquire a controlling interest upon the project’s completion.

•                  Entered into agreements to sell, for $28.3 million, three of the retail centers acquired as part of the 11-asset portfolio purchase completed in January.

Commenting on the Company’s results, Louis Haddad, President and CEO, said, “We continue to successfully execute across all areas of our business, demonstrated by significant year-over-year growth in Normalized FFO, NOI and Same Store NOI. In fact, this marked our seventh consecutive quarter of significant Same Store NOI growth. More importantly, the number of high-quality transactions that we announced this quarter demonstrates our commitment to aggressively manage the portfolio in order to position Armada Hoffler for sustained long-term value creation.”

Financial Results

Net income for the first quarter increased to $26.5 million compared to $8.1 million for the first quarter of 2015. Normalized FFO for the first quarter increased to $11.6 million compared to $7.4 million for the first quarter of 2015. FFO for the first quarter increased to $8.4 million compared to $6.8 million for the first quarter of 2015.

The year-over-year increases in FFO and Normalized FFO were primarily attributable to property acquisitions, organic Same Store NOI growth and higher construction segment gross profits, partially offset by higher interest expense. Both net income and FFO were negatively impacted by higher acquisition, development and other pursuit costs as well as higher mark-to-market losses on interest rate derivatives. The year-over-year increases in net income were also positively impacted by higher gains on real estate sales, partially offset by higher depreciation and amortization from acquired properties and new properties placed into service.

Operating Performance

At the end of the quarter, the Company’s office, retail and multifamily core operating property portfolios were 95.0%, 95.1% and 93.5% occupied, respectively.

Total construction contract backlog was $176.2 million at the end of the quarter.

Balance Sheet and Financing Activity

In the first quarter, the Company increased the total borrowing capacity on its unsecured credit facility to $250 million, consisting of a $100 million term loan and a $150 million revolving credit facility.

As of March 31, 2016, the Company had $472 million of total debt outstanding, including $101 million outstanding under its revolving credit facility. Total debt outstanding excludes unamortized GAAP fair value adjustments and deferred financing costs. Approximately 46% of the Company’s debt had fixed interest rates or were subject to interest rate swaps as of March 31, 2016. After considering LIBOR interest rate caps with strike prices at or below 150 basis points and maturities greater than 30 days as of March 31, 2016, approximately 88% of the Company’s debt was fixed or hedged.

During the first quarter, the Company raised $10.1 million of gross proceeds under the At-The-Market (“ATM”) continuous equity offering program at a weighted average price of $10.76 per share.

Outlook

The Company is raising its 2016 full-year guidance and now expects 2016 Normalized FFO in the range of $0.94 to $0.98 per diluted share. The following table outlines the Company’s assumptions along with Normalized FFO per share estimates for the full-year 2016.

Full-year 2016 Guidance [1]	Expected Ranges
Total GAAP NOI	$64.5M	$65.2M
Construction company annual segment gross profit	$4.5M	$5.0M
General and administrative expenses	$9.1M	$9.4M
Interest income	$3.2M	$3.5M
Interest expense	$16.0M	$16.5M
Normalized FFO per diluted share [2]	$0.94	$0.98

[1] Includes the sale of three non-core properties by June 30, 2016, the sale of a fourth non-core property in the third quarter of 2016, the impact of the two recently announced pipeline projects, the acquisition of Southgate Square and the additional shares that may be issued under the ATM program, assuming favorable market conditions.

[2] Normalized FFO excludes certain items, including debt extinguishment losses, acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives and other non-comparable items.  See “Non-GAAP Financial Measures.” In addition, the calculation of Normalized FFO per diluted share assumes 48.9 million weighted average shares and units outstanding, including shares issued under the ATM program.

Supplemental Financial Information

Further details regarding operating results, properties and leasing statistics can be found in the Company’s supplemental financial package available at www.ArmadaHoffler.com under the Investor Relations section.

Webcast and Conference Call

The Company will host a webcast and conference call on Tuesday, May 3, 2016 at 8:30 a.m. Eastern Time to review financial results and discuss recent events. The live webcast will be available through the Investor Relations page of the Company’s website, www.ArmadaHoffler.com, or through www.viavid.com.  To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international).  A replay of the conference call will be available through Friday, June 3, 2016 by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 13632994.

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties, Inc. is a full service real estate company with extensive experience developing, building, owning and managing high-quality, institutional-grade office, retail and multifamily properties in attractive markets throughout the Mid-Atlantic and Southeastern United States. The Company has elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, the Company’s construction and development business, including backlog and timing of deliveries, financing activities, as well as acquisitions, dispositions and the Company’s financial outlook and expectations. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and other documents filed by the Company with the Securities and Exchange Commission.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”).  NAREIT defines FFO as net income (loss) (calculated in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure.  The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance.  Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited.  In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Management also believes that the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, debt extinguishment losses and prepayment penalties, property acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives and other non-comparable items.

For reference, as an aid in understanding the Company’s computation of FFO and Normalized FFO, a reconciliation of net income calculated in accordance with GAAP to FFO and Normalized FFO has been included on page nine of this release.

ARMADA HOFFLER PROPERTIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	March 31,	December 31,
	2016	2015
	(Unaudited)
Assets
Real estate investments:
Income producing property	$722,123	$579,000
Held for development	1,995	1,180
Construction in progress	62,365	53,411
Accumulated depreciation	(121,920)	(125,380)
Net real estate investments	664,563	508,211

Real estate investments held for sale	2,731	40,232

Cash and cash equivalents	18,810	26,989
Restricted cash	3,695	2,824
Accounts receivable, net	13,360	21,982
Notes receivable	10,464	7,825
Construction receivables, including retentions	31,567	36,535
Construction costs and estimated earnings in excess of billings	300	88
Other assets	64,493	44,861
Total Assets	$809,983	$689,547

Liabilities and Equity
Indebtedness, net	$460,938	$377,593
Debt secured by real estate investments held for sale	6,373	—
Accounts payable and accrued liabilities	6,812	6,472
Construction payables, including retentions	43,611	52,067
Billings in excess of construction costs and estimated earnings	3,177	2,224
Other liabilities	33,820	25,471
Total Liabilities	554,731	463,827
Total Equity	255,252	225,720
Total Liabilities and Equity	$809,983	$689,547

ARMADA HOFFLER PROPERTIES, INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2016	2015
	(Unaudited)
Revenues
Rental revenues	$23,283	$18,190
General contracting and real estate services	36,803	29,071
Total revenues	60,086	47,261

Expenses
Rental expenses	5,329	4,760
Real estate taxes	2,349	1,657
General contracting and real estate services	35,037	28,142
Depreciation and amortization	8,149	4,908
General and administrative	2,484	2,328
Acquisition, development and other pursuit costs	704	171
Impairment charges	35	—
Total expenses	54,087	41,966

Operating income	5,999	5,295

Interest income	182	—
Interest expense	(3,791)	(3,046)
Loss on extinguishment of debt	—	(227)
Gain on real estate dispositions	26,674	6,197
Change in fair value of interest rate derivatives	(2,389)	(147)
Other income (expense)	76	15
Income before taxes	26,751	8,087
Income tax benefit (provision)	(218)	31
Net income	$26,533	$8,118

Per diluted share	$0.57	$0.20

Weighted average shares outstanding	46,218	39,818

ARMADA HOFFLER PROPERTIES, INC.

RECONCILIATION OF NET INCOME TO FFO & NORMALIZED FFO

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2016	2015
	(Unaudited)

Net income	$26,533	$8,118

Depreciation and amortization	8,149	4,908
Gain on dispositions of operating real estate(1)	(26,244)	(6,197)

Funds From Operations (FFO)	$8,438	$6,829

Acquisition costs	704	171
Impairment charges	35	—
Loss on extinguishment of debt	—	227
Change in fair value of interest rate derivatives	2,389	147

Normalized FFO	$11,566	$7,374

FFO per diluted share	$0.18	$0.17

Normalized FFO per diluted share	$0.25	$0.19

Weighted average shares outstanding	46,218	39,818

(1) Excludes gains on non-operating undepreciated real estate of $430.

Contact:

Michael P. O’Hara

Armada Hoffler Properties, Inc.

Chief Financial Officer and Treasurer

Email: MOHara@ArmadaHoffler.com

Phone: (757) 366-6684

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